Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the registration statement on Form S-8 (File No. 333-284867) and Annual Report on Form 20-F on the consolidated financial statements of Recon Technology, Ltd and its subsidiaries (the “Company”) of auditor’s opinion in the Report of Independent Registered Public Accounting Firm dated on October 15, 2025, relating to the consolidated balance sheets of the Company as of June 30, 2025 and 2024, and the related consolidated statements of operations and comprehensive loss, changes in shareholders’ equity, and cash flows for the years ended June 30, 2025, 2024 and 2023, and the related notes, included in its Annual Report on Form 20-F.

/s/ Enrome LLP

Singapore

October 15, 2025

PCAOB ID #6907

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